==============================================================================

                                $225,000,000

                    AMENDED AND RESTATED CREDIT AGREEMENT

                        Dated as of September 2, 1997

                                   Among

                       EQUITY CORPORATION INTERNATIONAL

                                as Borrower,

                    THE BANKS NAMED IN THIS CREDIT AGREEMENT

                                  as Banks,

                                    and

                          NATIONSBANK OF TEXAS, N.A.

                                 as Agent

==============================================================================

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS
  Section 1.01.  Certain Defined Terms
  Section 1.02.  Computation of Time Periods
  Section 1.03.  Accounting Terms; Changes in GAAP
  Section 1.04.  Classes and Types of Advances
  Section 1.05.  Miscellaneous

ARTICLE II  THE ADVANCES AND THE LETTERS OF CREDIT
  Section 2.01.  Tranche A Advances and Tranche B Advances;
                 Extension of Maturity Dates
  Section 2.02.  Method of Borrowing
  Section 2.03.  Fees
  Section 2.04.  Reduction of the Commitments
  Section 2.05.  Repayment
  Section 2.06.  Interest
  Section 2.07.  Prepayments
  Section 2.08.  Breakage Costs
  Section 2.09.  Increased Costs
  Section 2.10.  Payments and Computations
  Section 2.11.  Taxes
  Section 2.12.  Sharing of Payments, Etc.
  Section 2.13.  Letters of Credit
  Section 2.14.  Bank Replacement

ARTICLE III  CONDITIONS OF LENDING
  Section 3.01. Conditions Precedent to Initial Borrowings and Issuance of Letters of Credit
  Section 3.02.  Conditions Precedent to Each Borrowing

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
  Section 4.01.  Existence; Subsidiaries
  Section 4.02.  Corporate Power
  Section 4.03.  Authorization and Approvals
  Section 4.04.  Enforceable Obligations
  Section 4.05.  Financial Statements
  Section 4.06.  True and Complete Disclosure
  Section 4.07.  Litigation
  Section 4.08.  Use of Proceeds
  Section 4.09.  Investment Company Act
  Section 4.10.  Public Utility Holding Company Act
  Section 4.11.  Taxes
  Section 4.12.  Pension Plans
  Section 4.13.  Condition of Property; Casualties
  Section 4.14.  Insurance
  Section 4.15.  No Burdensome Restrictions; No Defaults
  Section 4.16.  Environmental Condition
  Section 4.17.  Permits, Licenses, etc.
  Section 4.18.  Debt and Equity Rights

ARTICLE V  AFFIRMATIVE COVENANTS
  Section 5.01.  Compliance with Laws, Etc.
  Section 5.02.  Maintenance of Insurance
  Section 5.03.  Preservation of Existence, Etc.
  Section 5.04.  Payment of Taxes, Etc.
  Section 5.05.  Visitation Rights
  Section 5.06.  Reporting Requirements
  Section 5.07.  Maintenance of Property
  Section 5.08.  New Subsidiaries

ARTICLE VI  NEGATIVE COVENANTS
  Section 6.01.  Liens, Etc.
  Section 6.02.  Debts, Guaranties and Other Obligations
  Section 6.03.  Agreements Restricting Liens and Distributions
  Section 6.04.  Merger or Consolidation; Asset Sales
  Section 6.05.  Restricted Payments
  Section 6.06.  Investments
  Section 6.07.  Acquisitions
  Section 6.08.  Affiliate Transactions
  Section 6.09.  Compliance with ERISA
  Section 6.10.  Maintenance of Ownership of Subsidiaries
  Section 6.11.  Cash Flow Coverage Ratio
  Section 6.12.  Leverage Ratio
  Section 6.13.  Net Worth

ARTICLE VII  REMEDIES
  Section 7.01.  Events of Default
  Section 7.02.  Optional Acceleration of Maturity
  Section 7.03.  Automatic Acceleration of Maturity
  Section 7.04.  Cash Collateral Account
  Section 7.05.  Non-exclusivity of Remedies
  Section 7.06.  Right of Set-off

ARTICLE VIII  THE AGENT AND THE ISSUING BANK
  Section 8.01.  Authorization and Action
  Section 8.02.  Agents' Reliance, Etc.
  Section 8.03.  The Agent and Its Affiliates
  Section 8.04.  Bank Credit Decision
  Section 8.05.  Indemnification
  Section 8.06.  Successor Agent and Issuing Bank

ARTICLE IX  MISCELLANEOUS
  Section 9.01.  Amendments, Etc.
  Section 9.02.  Notices, Etc.
  Section 9.03.  No Waiver; Remedies
  Section 9.04.  Costs and Expenses
  Section 9.05.  Binding Effect
  Section 9.06.  Bank Assignments and Participations
  Section 9.07.  Indemnification
  Section 9.08.  Execution in Counterparts
  Section 9.09.  Survival of Representations, etc.
  Section 9.10.  Severability
  Section 9.11.  Business Loans
  Section 9.12.  Usury Not Intended
  Section 9.13.  Governing Law

EXHIBITS:

Exhibit A   -   Form of Assignment and Acceptance
Exhibit B   -   Form of Guaranty
Exhibit C   -   Form of Notice of Borrowing
Exhibit D   -   Form of Notice of Conversion or Continuation
Exhibit E   -   Form of Stock Pledge Agreement
Exhibit F-1 -   Form of Tranche A Note
Exhibit F-2 -   Form of Tranche B Note
Exhibit G   -   Form of NationsBank Letter of Credit Application
Exhibit H   -   Form of Borrower's and Subsidiaries' Outside Counsel Opinion
Exhibit I   -   Form of Agent's Counsel Opinion
Exhibit J   -   Form of Compliance Certificate



SCHEDULES:

Schedule 1       -  Notice Information for Banks
Schedule 4.01    -  Subsidiaries
Schedule 4.07    -  Existing Litigation
Schedule 4.16(a) -  Existing Environmental Concerns
Schedule 4.16(b) -  Designated Environmental Sites
Schedule 4.18    -  Permitted Existing Debt
Schedule 6.06    -  Certain Permitted Investments

AMENDED AND RESTATED CREDIT AGREEMENT


This Amended and Restated Credit Agreement dated as of September 2, 1997 is among (a) Equity Corporation International, a Delaware corporation ("Borrower"); (b) the Banks (as defined below); and (c) NationsBank of Texas, N.A., as Agent for the Banks.

A. The Borrower, the Agent and certain banks ("Existing Banks") have previously executed the Credit Agreement dated as of October 26, 1994, as amended by Amendment No. 1 dated as of August 31, 1995, by Amendment No. 2 dated as of February 12, 1996, and by Amendment No. 3 dated as of April 22, 1997 (as so amended, the "Existing Credit Agreement").

B. The Borrower, the Agent and the Existing Banks wish to amend and restate the Existing Credit Agreement to (1) increase and rearrange the existing revolving credit facility, (2) add certain new banks as parties thereto, and
(3) make certain other changes to the Existing Credit Agreement.

Therefore, the Borrower, the Banks, and the Agent hereby agree as follows:


ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms.
As used in this Agreement, the terms "Borrower", "Existing Banks", and "Existing Credit Agreement" shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acceptable Security Interest" in any Property means a Lien (a) which exists in favor of the Agent for the benefit of the Banks, (ii) which is superior to all other Liens except Liens permitted by this Agreement, (iii) which secures the Obligations, and (iv) which is perfected and enforceable against all Persons in preference to any rights of any Person therein.

"Acquisition" means the purchase by the Borrower or any of its Subsidiaries of a funeral home or cemetery, including the purchase of associated assets or operations or of stock (or other ownership interests) of a Person whose primary business is owning or operating a funeral home or cemetery.

"Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2%.

"Advance" means any Tranche A Advance or Tranche B Advance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

"Agent" means NationsBank of Texas, N.A. in its capacity as an agent pursuant to Article VIII and any successor agent pursuant to Section 8.06.

"Agreement" means this Amended and Restated Credit Agreement dated as of September 2, 1997 among the Borrower, the Banks, and the Agent, as it may be amended, restated, modified or supplemented from time-to-time.

"Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means, at any time with respect to any Advance, any commitment fee, or any Letter of Credit Fee under Section 2.03, the following percentages during the following time periods determined as a function of the Borrower's Leverage Ratio on the last day of the immediately preceding fiscal quarter:


                    Level 1   Level II    Level III   Level IV     Level V
                    ------    --------    ---------   --------     -------
                              Ratio      Ratio        Ratio
                    Ratio     greater    greater      greater      Ratio
                    Less      than or    than or      than or      greater
                    Than      equal to   equal to     equal to     than or
                    .20       .20, but   .30, but     .40, but     equal to
                              less than  less than    less than    .50
                              .30        .40          .50

Eurodollar Rate     .50%      .75%       .90%        1.00%        1.25%
Advance - Tranche
A Advance

Eurodollar Rate     .50%      .75%       .90%        1.00%        1.25%
Advance - Tranche
B Advance

Base Rate Advance    0%       0%          0%           0%         0.0%

Commitment Fee -    .175%    .225%       .25%         .25%         .30%
Tranche A
Commitment

Commitment Fee -    .15%     .20%        .225%        .225%        .25%
Tranche B
Commitment


The foregoing ratio (a) shall be deemed to be Level III to and including September 30, 1997 and (b) shall thereafter be determined from the financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 5.06 and certified to in a Compliance Certificate executed by the Chief Financial Officer of the Borrower in accordance with Section 5.06.
 Any change in the Applicable Margin (including, without limitation, changes in the Applicable Margin with respect to outstanding Eurodollar Rate Advances) after September 30, 1997 shall be effective upon the 15th day of the second calendar month following the date of such financial statements (except for changes with respect to the December 31 financial statements, which changes shall be effective on the following March 31). If the Borrower fails to deliver such financial statements after September 30, 1997 within the times specified in Section 5.06, such ratio shall be deemed to be greater than .50 until the Borrower delivers such financial statements to the Agent and the Banks.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit A.

"Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to
Section 9.06.

"Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by NationsBank of Texas, N.A. as its base rate, whether or not the Borrower has notice thereof.

"Base Rate Advance" means an Advance which bears interest as provided in
Section 2.06(a).

"Borrowing" means a Tranche A Borrowing or a Tranche B Borrowing.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City and Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

"Canadian Acquisition" means any Acquisition in which the stock (or other ownership interests) or assets of a Person incorporated, chartered or otherwise located in Canada is acquired by the Borrower or any of its Subsidiaries.

"Canadian Subsidiary" means any Subsidiary of the Borrower that is incorporated, chartered or otherwise located in Canada.

"Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Cash Collateral Account" means a special noninterest bearing cash collateral account containing cash deposited pursuant to Sections 2.13(a), 7.02(b) or 7.03(b) to be maintained at the Agent's office in accordance with Section 7.04.

"Cash Flow Coverage Ratio" means, for any Person as of the end of any period, the ratio of (a) such Person's EBITDA as of the last day of its most recent fiscal quarter for the four fiscal quarters then ended minus its cash taxes paid during such period to (b) its Interest Expense for such period plus the amount of its Debt (other than the Advances) which is due within one year existing on the last day of such period plus its current maturities of long-term Debt (other than the Advances) on the last day of such period plus cash dividends and treasury stock repurchases during such period plus, without duplication of any of the foregoing, 10% of the amount of its non-amortizing long-term Debt (other than the Advances) of such Person owing in connection with the financing of Acquisitions.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

"Class" has the meaning set forth in Section 1.04.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

"Commitments" means, as to any Bank, its Tranche A Commitment and its Tranche B Commitment.

"Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock or other ownership interests of such Person having ordinary voting power which gives the direct or indirect holder of such stock or interests the power to elect a majority of the Board of Directors or similar governing body of such Person.

"Controlled Group" means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

"Convert", "Conversion", and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

"Credit Documents" means this Agreement, the Notes, the Guaranties, the Letter of Credit Documents, the Pledge Agreement and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

"Debt," for any Person, means without duplication (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services; (d) obligations of such Person as lessee under Capital Leases; (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the immediately preceding clauses (a) through (d) above; (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Lien on or in respect of any Property of such Person; and (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan; provided that, Debt shall not include obligations under agreements not to compete and Pre-need Obligations.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Dollar Equivalent" means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by NationsBank of Texas, N.A., at 10:00 a.m. (Dallas, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

"Dollars" and "$" means lawful money of the United States of America.

"Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 1 or such other office of such Bank as such Bank may from time-to-time specify to the Borrower and the Agent.

"EBITDA" means, for any Person during any period, (a) net income of such Person for such period after taxes, as determined in accordance with GAAP, excluding, however, extraordinary items, such as (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up of assets plus (b) to the extent deducted in determining net income pursuant to the foregoing clause (a), Interest Expense, income taxes and other taxes measured by net income, and depreciation and amortization for such period.

"Effective Date" means the date on which the initial Borrowing is made.

"Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $500,000,000 and approved by the Agent and the Borrower, which approval by the Agent and the Borrower will not be unreasonably withheld, and (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $500,000,000 (or its Dollar Equivalent) and approved by the Agent and the Borrower, which approval by the Agent and the Borrower will not be unreasonably withheld.

"Environment" or "Environmental" shall have the meanings set forth in 43 U.S.C. Section 9601(8) (1988).

"Environmental Claim" means any action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) brought by a Governmental Authority which seeks to impose a material liability under any Environmental Law.

"Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

"Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law material to the business of the Borrower.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation
D.

"Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time-to-time specify to the Borrower and the Agent.

"Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance, the interest rate per annum (rounded upward to the nearest 1/100 of 1% per annum) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for the Interest Period for each Eurodollar Rate Advance, the interest rate per annum (rounded upward to the nearest 1/100 of 1% per annum) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates.

"Eurodollar Rate Advance" means an Advance which bears interest as provided in
Section 2.06(b).

"Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board (or other similar Governmental Authority) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Events of Default" has the meaning set forth in Section 7.01.

"Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"Financial Statements" means the balance sheet and income, retained earnings and cash flow statements dated December 31, 1996 referred to in Section 4.05, copies of which have been delivered to the Agent and the Banks.

"Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. Section 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Section 9641
(1988), which statutory provisions have been amended or repealed by the Superfunds Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to Section 9507 of the Code.

"Funded Debt" means all indebtedness for borrowed money of any Person (other than intercompany indebtedness), but in any event shall include, without duplication:

  (a) any Debt outstanding under a revolving credit or similar agreement for borrowings or representing indebtedness for borrowed money;

  (b) any obligation with respect to a Capital Lease to the extent as a liability under GAAP;

  (c) the face amount of any standby letters of credit supporting the repayment indebtedness for borrowed money issued for the account of such Person; and

  (d) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness for borrowed money of others other than a Subsidiary of such Person, including obligations of a type described in clauses
(a) through (c) of this definition of another Person.

"GAAP" means United States generally accepted accounting principles as in effect from time-to-time, applied on a basis consistent with the requirements of Section 1.03.

"Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

"Guaranty" means a guaranty in the form of the attached Exhibit B executed by a Subsidiary of the Borrower, as the same may be amended, restated, modified, or supplemented from time-to-time, and "Guaranties" means all such Guaranties.

"Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

"Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

"Interest Expense" means, for any Person during any period, total interest expense for such Person during such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under any interest hedge, rate swap, cap, or similar arrangement providing for the exchange of nominal interest obligations or a cap of the interest rates applicable to Debt of such Person, all as determined in accordance with GAAP.

"Interest Period" means, for each Eurodollar Rate Advance, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02, which period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 10:00 a.m. (Dallas, Texas time) on, the third Business Day prior to the first day of such Interest Period select; provided, however, that:

  (a) no Interest Period for a Tranche A Advance may extend beyond the Tranche A Maturity Date;

  (b) no Interest Period for a Tranche B Advance may extend beyond the Tranche B Maturity Date (or, if the Tranche B Advances shall be converted to a term loan pursuant to Section 2.05(b), the date such term loan is required to be repaid pursuant to such Section).

  (c) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

  (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

  (e) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

"Interim Financial Statements" means the unaudited balance sheet and income, retained earnings, and cash flow statements dated June 30, 1997 referred to in
Section 4.05, copies of which have been delivered to the Agent and the Banks.

"Issuing Bank" means NationsBank of Texas, N.A. and any successor issuing bank pursuant to Section 8.06.

"Knowledge" means, with respect to the Borrower, the actual knowledge of any member of the Borrower's or any of its Subsidiaries' senior management and does not include constructive knowledge.

"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, G, T, U and X.

"Letter of Credit" means, individually, any letter of credit issued by the Issuing Bank which is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

"Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

"Letter of Credit Exposure" means, at any time, without duplication the sum of
(a) the aggregate undrawn maximum face amount of each Letter of Credit outstanding at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

"Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

"Leverage Ratio" means, for any period, the ratio of (a) the Borrower's Debt to
(b) its Debt plus its Net Worth for such period.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

"Liquid Investments" means (a) direct or indirect obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States; (b) mutual funds investing in securities issued by the United States, (c) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) any Bank or (B) any other bank or trust company which has either
(I) obtained insurance from the Federal Depositor's Insurance Corporation supporting such bank's or trust company's obligation to repay the bank debt securities or (II) a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service, Inc., and (ii) commercial paper issued by (A) any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or not less than "P-2" (or the then equivalent) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Banks; (d) repurchase agreements relating to investments described in clauses (a) and (c) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "BBB" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service, Inc.; and (e) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce
Code) as the Borrower may request and the Agent may approve in writing, which approval will not be unreasonably withheld.

"Majority Banks" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owed to the Banks and the Letter of Credit Exposure of the Banks at such time, or, if no such principal amount and Letter of Credit Exposure is then outstanding, Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time.

"Material Adverse Change" shall mean (a) a material adverse change in the business, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected (i) to have a material adverse effect on the Borrower's ability to perform its obligations under this Agreement, any Note or any other Credit Document or (ii) to cause a Default.

"Maturity Dates" means, collectively, the Tranche A Maturity Date and the Tranche B Maturity Date.

"Maximum Rate" means the maximum nonusurious interest rate under applicable law.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

"Net Proceeds" means the cash proceeds received by the Borrower from the issuance of Subordinated Debt after deducting the amount of all reasonable transaction costs associated therewith.

"Net Worth" means, at any date for any Person that is a corporation, the sum of
(a) the par value (or value stated on the books of such Person) of the capital stock of all classes of such Person, (b) the additional paid-in capital of such Person, and (c) the amount of the surplus and retained earnings, whether capital or earned, of such Person, all determined in accordance with GAAP, excluding, however, the value of any redeemable preferred stock or similar capital stock of such Person.

"Non-Profit Entity" means (a) Lakeview Memorial Gardens and (b) any other not for profit Subsidiary of the Borrower that is engaged in the operation or maintenance of a cemetery.

"NRO Company" means ECI Capital Corporation Limited and any other Canadian Subsidiary of the Borrower that is a non-resident owned investment corporation and that is formed for the purpose of holding loans or advances made to a Canadian Subsidiary.

"Note" means a Tranche A Note or a Tranche B Note.

"Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit C signed by a Responsible Officer of the Borrower.

"Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit D signed by a Responsible Officer of the Borrower.

"Obligations" means all Advances, Reimbursement Obligations, and other amounts payable by the Borrower to the Agent, the Issuing Bank or the Banks under the Credit Documents.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" means the Liens permitted to exist pursuant to Section 6.01.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, except that "Plan" shall not include any employee benefit plan maintained for employees of the funeral homes or cemeteries acquired by the Borrower and its Subsidiaries after the date of this Agreement,unless such employee benefit plan continues to exist more than six months after the applicable acquisition, in which event such employee benefit plan shall be included as a "Plan".

"Pledge Agreement" means a Pledge Agreement executed by the Borrower or a Subsidiary of the Borrower in the form of the attached Exhibit E, and "Pledge Agreements" means all such Pledge Agreements collectively.

"Pre-need Obligations" means the liabilities and obligations of the Borrower and its Subsidiaries to perform funeral or cemetery related services or provide funeral or cemetery property, merchandise or inventory pursuant to written contracts with their customers.

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

"Pro Rata Share" means, at any time with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time, (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time, or (c) if no Advances are then outstanding and no Commitments then in effect, the ratio (expressed as a percentage) of the aggregate principal amount of such Bank's Advances most recently outstanding to the aggregate principal amount of all Advances most recently outstanding.

"Register" has the meaning set forth in paragraph (c) of Section 9.06.

"Regulations D, G, T, U and X" mean Regulations D, G, T, U and X of the Federal Reserve Board, as each is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

"Reimbursement Obligations" means all of the obligations of the Borrower set forth in paragraph (c) of Section 2.13.

"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Responsible Officer" means either the Borrower's Chief Executive Officer or its Chief Financial Officer.

"Restricted Payment" means the declaration or making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of any capital stock (or other ownership interests) of such Person, other than dividends payable in such Person's stock or ownership interests, as applicable.

"Subordinated Debt" means Debt issued by the Borrower that (a) is debt for borrowed money, (b) is unsecured, (c) has no recourse to any of the Subsidiaries of the Borrower (whether through a guaranty executed by any such Subsidiary, a pledge of assets by such Subsidiary or otherwise), and (d) is subordinated on terms that are acceptable to the Agent and Majority Banks.

"Subsidiary" means, with respect to any Person, any other Person, (a) a majority of whose outstanding Voting Securities (other than director's qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person or (b) that is controlled by such Person or one or more Subsidiaries of such Person through a trustee agreement or other contractual arrangement.

"Terminating Bank" has the meaning set forth in Section 2.01(c)(iii)(B) or
Section 2.01(c)(iv)(B), as applicable.

"Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Tranche A Advance" means any advance by a Bank to the Borrower as part of a Tranche A Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

"Tranche A Borrowing" means a borrowing consisting of simultaneous Tranche A Advances made by each Bank pursuant to Section 2.01(a) or Converted by each Bank to Tranche A Advances of a different Type pursuant to Section 2.02(b). Except as provided in Sections 2.02(c) and 2.07(e), all Advances included in a Borrowing shall be of the same Type.

"Tranche A Commitment" means, for each Bank, the amount set opposite such Bank's name on the signature pages of this Agreement as its Tranche A Commitment or, if such Bank has entered into any Assignment and Acceptance after the Effective Date, set forth for such Bank as its Tranche A Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced pursuant to Section 2.04.

"Tranche A Maturity Date" means the earlier of (a) September 2, 2002, as such date may be extended pursuant to Section 2.01(c), provided that the Tranche A Maturity Date for any Terminating Bank shall be the date such Bank's Tranche A Advances are payable in full pursuant to Section 2.01(c)(iii)(B) and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or
Article VII.

"Tranche A Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit F-1, evidencing indebtedness of the Borrower to such Bank resulting from Tranche A Advances owing to such Bank.

"Tranche B Advance" means any advance by a Bank to the Borrower as part of a Tranche B Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

"Tranche B Borrowing" means a borrowing consisting of simultaneous Tranche B Advances of the same Type made by each Bank pursuant to Section 2.01(b) or Converted by each Bank to Tranche B Advances of a different Type pursuant to
Section 2.02(b). Except as provided in Sections 2.02(c) and 2.07(e), all Advances included in a Borrowing shall be of the same Type.

"Tranche B Commitment" means, for each Bank, the amount set opposite such Bank's name on the signature pages of this Agreement as its Tranche B Commitment or, if such Bank has entered into any Assignment and Acceptance after the Effective Date, set forth for such Bank as its Tranche B Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced pursuant to Section 2.04.

"Tranche B Maturity Date" means the earlier of (a) September 1, 1998, as such date may be extended pursuant to Section 2.01(c); provided that the Tranche B Maturity Date for any Terminating Bank shall be the date such Bank's Tranche B Advances are payable in full pursuant to Section 2.01(c)(iv)(B) and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or
Article VII.

"Tranche B Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit F-2, evidencing indebtedness of the Borrower to such Bank resulting from Tranche B Advances owing to such Bank.

"Type" has the meaning set forth in Section 1.04.

"Voting Securities" means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect the managers of such limited liability company.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.03.  Accounting Terms; Changes in GAAP.

  (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

  (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, the commitment fees and Letter of Credit fees required by Section 2.03, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements.

Section 1.04. Classes and Types of Advances. Advances are distinguished by "Class" and "Type". The "Class" of an Advance refers to the determination of whether such Advance is a Tranche A Advance or Tranche B Advance, each of which constitutes a Class. The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance, each of which constitutes a Type.

Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.


ARTICLE II

THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01. Tranche A Advances and Tranche B Advances; Extension of Maturity Dates

  (a) The Tranche A Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Tranche A Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Tranche A Maturity Date in an aggregate amount not to exceed at any time outstanding (i) such Bank's Tranche A Commitment less
(ii) such Bank's Pro Rata Share of the Letter of Credit Exposure at such time; provided that, following the making of each Borrowing comprised of Tranche A Advances, the aggregate outstanding principal amount of the Tranche A Advances shall not exceed the aggregate amount of the Tranche A Commitments. Each Borrowing shall, in the case of Tranche A Advances consisting of Base Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $5,000,000 or in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Tranche A Advances of the same Type made on the same day by the Banks ratably according to their respective Tranche A Commitments. Within the limits of each Bank's Tranche A Commitment and subject to the other terms and conditions of this Agreement, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

  (b) The Tranche B Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Tranche B Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Tranche B Maturity Date in an aggregate amount not to exceed at any time outstanding such Bank's Tranche B Commitment; provided that, following the making of each Borrowing comprised of Tranche B Advances, the aggregate outstanding principal amount of the Tranche B Advances shall not exceed the aggregate amount of the Tranche B Commitments. Each Borrowing shall, in the case of Tranche B Advances consisting of Base Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $5,000,000 or in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Tranche B Advances of the same Type made on the same day by the Banks ratably according to their respective Tranche B Commitments. Within the limits of each Bank's Tranche B Commitment and subject to the other terms and conditions of this Agreement, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(b).

  (c)  Extension of Maturity Dates.

     (i) So long as no Default shall have occurred and be continuing at such time, at least 60 but not more than 90 days before each August 1 beginning August 1, 1998, the Borrower may request in writing to the Agent and each Bank that the Banks extend either or both of the Maturity Dates by one year from the scheduled dates; provided that, the Borrower may not request more than two extensions of the Tranche A Maturity Date. On or before the immediately following June 30 after each such request, each Bank shall notify the Agent and the Borrower in writing whether it elects to so extend the Maturity Date referenced in such request. Any failure by a Bank to so notify the Agent and the Borrower shall be deemed to be a decision by such Bank to not extend the applicable Maturity Date.

     (ii) If each Bank elects to extend the Tranche A Maturity Date pursuant to an extension request made in clause (i), the Tranche A Maturity Date shall automatically extend for one year from the scheduled date. If each Bank elects to extend the Tranche B Maturity Date pursuant to an extension request made in clause (i), the Tranche B Maturity Date shall automatically extend for 364 days from the scheduled date.

     (iii) If the Majority Banks (calculated taking into account the Tranche A Advances, Letter of Credit Exposure and Tranche A Commitments only), but not all the Banks elect to extend the Tranche A Maturity Date (A) the Tranche A Maturity Date and the Tranche A Commitments of the Banks electing to extend shall extend by one year from the scheduled date, (B) the Tranche A Maturity Date for the Banks not electing to extend (each a "Terminating Bank") shall be the Tranche A Maturity Date then existing for such Bank and each Terminating Bank's Tranche A Commitment shall terminate on such Tranche A Maturity Date and the Borrower shall repay the outstanding Tranche A Advances made by each such Terminating Bank on such Tranche A Maturity Date to the extent that the Tranche A Advances under such Terminating Bank's Tranche A Commitments are not assumed pursuant to Section 2.14, (C) the Tranche A Commitments of the Terminating Banks may be assumed and the Terminating Banks may be replaced in accordance with the procedures in Section 2.14, and (D) if not all of the Terminating Banks' Tranche A Commitments are assumed in accordance with Section 2.14, each extending Bank's Pro Rata Share shall be recalculated to take into account the termination of the Tranche A Commitments of the Terminating Banks on the Tranche A Maturity Date for such Terminating Banks.

     (iv) If the Majority Banks (calculated taking into account the Tranche B Advances and Tranche B Commitments only), but not all the Banks elect to extend the Tranche B Maturity Date (A) the Tranche B Maturity Date and the Tranche B Commitments of the Banks electing to extend shall extend by one year from the scheduled date, (B) the Tranche B Maturity Date for the Banks not electing to extend (each a "Terminating Bank") shall be the Tranche B Maturity Date then existing for such Bank and each Terminating Bank's Tranche B Commitment shall terminate on such Tranche B Maturity Date and the Borrower shall repay the outstanding Tranche B Advances made by each such Terminating Bank on such Tranche B Maturity Date (or, if the Borrower so elects and no Event of Default shall have occurred and be continuing, the thirteen-month anniversary of such Tranche B Maturity Date) to the extent that the Tranche B Advances under such Terminating Bank's Tranche B Commitments are not assumed pursuant to Section 2.14, (C) the Tranche B Commitments of the Terminating Banks may be assumed and the Terminating Banks may be replaced in accordance with the procedures in
Section 2.14, and (D) if not all of the Terminating Banks' Tranche B Commitments are assumed in accordance with Section 2.14, each extending Bank's Pro Rata Share shall be recalculated to take into account the termination of the Tranche B Commitments of the Terminating Banks on the Tranche B Maturity Date for such Terminating Banks.

     (v) If the Borrower requests an extension of both Maturity Dates, any Bank that elects to not extend either of the Maturity Dates shall automatically be deemed to have elected not to extend both Maturity Dates. Notwithstanding the foregoing, if the Borrower requests only an extension of the Tranche B Maturity Date and a Bank declines such request, the Borrower shall not be required to prepay the Tranche A Advances on the Tranche B Maturity Date existing for such Terminating Bank.

     (vi) If less than the Majority Banks (calculated with respect to the applicable Commitments) elect to extend the Maturity Date applicable to either the Tranche A Commitments or the Tranche B Commitments, the Maturity Date with respect to such Commitments shall not be extended for any Bank.

Section 2.02.  Method of Borrowing.

  (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 10:00 a.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) on the Business Day of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Agent, which shall give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be by telecopier or telex, confirmed immediately in writing specifying the requested (i) date of such Borrowing,
(ii) Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.06(b). Each Bank shall, before 12:00 p.m. (Dallas, Texas time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at its account with the Agent.

  (b) Conversions and Continuations. In order to elect to Convert or continue an Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 10:00 a.m. (Dallas, Texas time) (i) on the Business Day of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advance, and
(iv) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Rate Advance, notify each Bank of the applicable interest rate under Section 2.06(b).

  (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

     (i) at no time shall there be more than seven Interest Periods applicable to outstanding Eurodollar Rate Advances;

     (ii) if any Bank shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

     (iii) if the Agent is, in good faith after reasonable efforts, unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the Agent shall give written notice to the Borrower stating the reason for such determination and, after the giving of such notice, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

     (iv) if the Majority Banks shall in good faith, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended (and such notice shall also include the rationale for such suspension) until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph
(b) above, the Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

  (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion orContinuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, reasonable out-of-pocket cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, or any failure to Convert such Advances to Eurodollar Rate Advances on the applicable date for Conversion or continuation, including, without limitation, any loss (including any loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

  (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section
2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

  (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

  (g) Notes. The indebtedness of the Borrower to each Bank resulting from Tranche A Advances owing to such Bank shall be evidenced by a Tranche A Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit F-1. The indebtedness of the Borrower to each Bank resulting from Tranche B Advances owing to such Bank shall be evidenced bya Tranche B Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit F-2.

Section 2.03.  Fees.

  (a) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Tranche A Commitment exceeds the sum of such Bank's outstanding Tranche A Advances and Pro Rata Share of the Letter of Credit Exposure from the date of this Agreement until the Tranche A Maturity Date at a per annum rate equal to the Applicable Margin for commitment fees for the Tranche A Commitments. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Tranche B Commitment exceeds the sum of such Bank's outstanding Tranche B Advances from the date of this Agreement until the Tranche B Maturity Date at a per annum rate equal to the Applicable Margin for commitment fees for the Tranche B Commitments. The fees payable pursuant to this clause (a) shall be due and payable quarterly in arrears on the first day of each January, April, July, and October commencing October 1, 1997 and on the applicable Maturity Date.

  (b) Agent Fees. The Borrower agrees to pay to the Agent the agent's fees described in the letter agreement dated July 9, 1997 from the Agent and NationsBanc Capital Markets, Inc. to the Borrower.

  (c) Letter of Credit Fees. The Borrower agrees to pay (i) to the Agent for the pro rata benefit of the Banks, a per annum fee for each Letter of Credit equal to the product of (A) the Applicable Margin for Eurodollar Rate Advances less .125% and (B) the face amount of such Letter of Credit and (ii) to the Issuing Bank, a per annum fee for each Letter of Credit equal to the greater of
(A) the product of (I) .125% and (II) the face amount of such Letter of Credit and (B) $350. Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its Expiration Date and be payable quarterly in advance on the date of the issuance of the Letter of Credit for the period from such date until the end of the calendar quarter in which such Letter of Credit is issued and on the first day of each January, April, July and October thereafter until its Expiration Date.

Section 2.04. Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Tranche A Commitments or the Tranche B Commitments; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Banks to reinstate such Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

Section 2.05.  Repayment.

  (a) Tranche A Advances. The Borrower shall repay the outstanding principal amount of each Tranche A Advance on the Tranche A Maturity Date; provided that, the principal amount of any outstanding Tranche A Advance may be prepaid in accordance with the terms of Section 2.07.

  (b) Tranche B Advances. The Borrower shall repay the outstanding principal amount of each Tranche B Advance on the Tranche B Maturity Date or, if the Tranche B Commitments shall not have been terminated pursuant to Article VII, such Tranche B Advances may, at the Borrower's option, be converted into a term loan and, in such event, shall be repaid ratably based on each Bank's Pro Rata Share on the thirteen-month anniversary of the Tranche B Maturity Date.

Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

  (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time-to-time plus the Applicable Margin, payable in arrears on the first day of each January, April, July, and October and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time-to-time plus the Applicable Margin plus 3%.

  (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 3%; provided further that, if such overdue amount has not been paid within three Business Days of the date due, such rate of interest shall be increased to the greater of (i) the Adjusted Base Rate in effect from time-to-time plus the Applicable Margin on Base Rate Advances plus 3% and (ii) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 3%.

  (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Rate for the Interest Period for such Advance from (B) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

  (d) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent for the account of the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect or (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes.

In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 2.07.  Prepayments.

  (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

  (b) Optional. The Borrower may elect to prepay any of the Advances, after giving by 10:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least two Business Days' or (ii) in case of Base Rate Advances, same Business Day's prior written notice to the Agent stating theproposed date, aggregate principal amount of such prepayment, whether such prepayment should be applied to reduce outstanding Tranche A Advances or Tranche B Advances and, if applicable, the relevant Interest Period for the Advances to be repaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $2,000,000.

  (c)  Mandatory.

     (i) On any date on which the outstanding principal amount of the Tranche A Advances plus the Letter of Credit Exposure exceeds the Tranche A Commitment, the Borrower agrees to make a prepayment of the Tranche A Advances in an amount equal to such excess.

     (ii) On any date on which the outstanding principal amount of the Tranche B Advances exceeds the Tranche B Commitment, the Borrower agrees to make a prepayment of the Tranche B Advances in an amount equal to such excess.

     (iii) On the date of the issuance of any Subordinated Debt, the Borrower shall, if the Tranche B Advances shall have been converted to a term loan pursuant to Section 2.05(b), prepay such term loan using the Net Proceeds received from the Subordinated Debt.

     (iv) Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

  (d) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation by the Governmental Authority charged with the administration or interpretation thereof makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder,
(i) the Borrower shall, no later than 10:00 a.m. (Dallas, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances of all of the Banks then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Bank shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Bank which gave notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.

  (e) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this
Section 2.07 shall be irrevocable and binding upon the Borrower.

Section 2.08. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, except as a result of Section 2.07(d) or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the last day of the Interest Period applicable to such Advance, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, reasonable out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank reasonably necessary to fund or maintain such Advance.

Section 2.09.  Increased Costs.

  (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time-to-time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied with any evidence of such increased cost as the Borrower may reasonably request.

  (b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend or the Issuing Bank's commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days' prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time-to-time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend under this Agreement and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied with any evidence of the need for maintenance of such increased capital as the Borrower may reasonably request.

  (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Issuing Bank, from time-to-time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied with any evidence of such increased cost as the Borrower may reasonably request.

Section 2.10.  Payments and Computations.

  (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Agent at the location referred to in the Notes (or such other location as the Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.03(b), 2.03(c), 2.06(c), 2.08, 2.09, or 2.11, but after taking into account payments effected pursuant to Section 9.04) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that the Agent receives any payment or prepayment from the Borrower and fails to distribute such payment or prepayment to the Banks ratably on the basis of their respective Pro Rata Shares on the day the Agent receives such payment or prepayment (if received prior to 10:00 a.m. on such day) or the next Business Day (if received after 10:00 a.m. on such day), then the Agent shall pay to each Bank such Bank's Pro Rata Share of such payment or prepayment together with interest thereon at the Federal Funds Rate for each day from the date such amount should have been distributed by the Agent until such payment or prepayment is actually distributed to the Banks.

  (b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate, and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

  (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

  (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

Section 2.11.  Taxes.

  (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank, and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank, or the Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank and the Issuing Bank, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank, or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank, the Issuing Bank, or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Bank's, the Issuing Bank's, or the Agent's failure to provide the forms described in paragraph (e) of this
Section 2.11 and such Bank, the Issuing Bank, or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and provide to the Agent a receipt or a copy of a payment voucher from such relevant taxation authority or other authority evidencing such payment.

  (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

  (c) Indemnification. THE BORROWER INDEMNIFIES EACH BANK, THE ISSUING BANK, AND THE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES (AS DEFINED IN SECTION 2.11(a) ABOVE) OR OTHER TAXES (AS DEFINED IN SECTION 2.11(a) ABOVE) IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.11) PAID BY SUCH BANK, THE ISSUING BANK, OR THE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST, PENALTIES AND EXPENSES (OTHER THAN INTEREST, PENALTIES AND EXPENSES ARISING SOLELY FROM THE FAILURE OF THE AGENT, THE ISSUING BANK, OR ANY BANK TO PROVIDE THE FORMS DESCRIBED IN PARAGRAPH (d) OF THIS SECTION 2.11)) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES (AS DEFINED IN SECTION 2.11(a) ABOVE) OR OTHER TAXES (AS DEFINED IN SECTION 2.11(a) ABOVE) WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE AGENT ON BEHALF OF ITSELF AS AGENT, THE ISSUING BANK, OR ANY SUCH BANK. IF ANY BANK, THE AGENT, OR THE ISSUING BANK RECEIVES A REFUND OR TAX CREDIT IN RESPECT OF ANY TAXES (AS DEFINED IN
SECTION 2.11(a) ABOVE) PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH BANK, THE AGENT, OR THE ISSUING BANK, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER'S SHARE OF SUCH REFUND OR TAX CREDIT.

  (d) Foreign Bank Withholding Exemption. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to the purchasing Bank to (ii) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

Section 2.13.  Letters of Credit.
  (a) Issuance. From time-to-time from the date of this Agreement until four months before the Tranche A Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:

     (i) if such issuance, increase, or extension would cause (A) the Letter of Credit Exposure to exceed the lesser of (1) $20,000,000 or (2) the aggregate Tranche A Commitments less the aggregate outstanding principal amount of all Tranche A Advances;

     (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 13 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancellable upon 120 days' notice given by the Issuing Bank to the beneficiary of such Letter of Credit) and (B) the Tranche A Maturity Date;

     (iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion;

     (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

     (v) unless the Borrower has delivered to the Issuing Bank a completed and executed letter of credit application on the Issuing Bank's standard form, which application for the initial Issuing Bank is in the form of the attached Exhibit G; and

     (vi) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor publication. If the terms of any letter of credit application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

Notwithstanding the foregoing, if the Agent and the Banks permit the Expiration Date of any Letter of Credit to extend beyond the Tranche A Maturity Date, the Borrower shall deposit with the Agent into the Cash Collateral Account on the Tranche A Maturity Date an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

  (b) Participations. (i) On the Effective Date, the Issuing Bank shall be deemed to have sold to each Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a participation equal to such Bank's Pro Rata Share at such date in the Letter of Credit Obligations related to each Letter of Credit issued under the Existing Credit Agreement and outstanding on the Effective Date and (ii) upon the date of the issuance or increase of a Letter of Credit occurring on or after the Effective Date, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Bank's participation in such Letter of Credit.

  (c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank for the benefit of the Banks in respect of each Letter of Credit an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give notice of such payment to the Agent and the Banks, and each Bank shall promptly reimburse the Issuing Bank for such Bank's Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Tranche A Borrowing comprised of Base Rate Advances to the Borrower from such Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as a Tranche A Borrowing comprised of Base Rate Advances to the Borrower.

  (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

     (i)   any lack of validity or enforceability of any Letter of Credit
Documents;

     (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

     (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

     (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit (unless such failure to comply is evident on the face of such draft or certificate and such payment would constitute gross negligence or willful misconduct by the Issuing Bank); or

     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower against the Issuing Bank in connection with the Letters of Credit.

  (e) Liability of Issuing Bank. Except as otherwise provided herein, the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit (unless such failure to comply is evident on the face of the draft or certificate and such payment would constitute gross negligence or willful misconduct by the Issuing Bank); or

     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank's own negligence), except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.14. Bank Replacement. Each Bank seeking compensation pursuant to Sections 2.06(c), 2.07(d), 2.09(a), 2.09(b) or 2.11 shall deliver the notices required by such Sections as promptly as practicable, and in any event within 90 days after it becomes aware thereof and determines to request compensation. In no event shall the Borrower be required to pay any such compensation for periods occurring more than 90 days before the giving of such notice. In the event any Bank shall give any notice to the Borrower or the Agent pursuant to Sections 2.06(c), 2.07(d), 2.09(a), 2.09(b) or 2.11 or any Terminating Bank shall elect not to extend one of the Maturity Dates, the Borrower may give notice to such Bank (with a copy to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Banks) to assume the Commitments of such Bank and to purchase its Pro Rata Share of the Obligations and its Notes. Each Bank delivering a notice pursuant to the foregoing Sections and each Terminating Bank agrees to sell its Commitments, and its Pro Rata Share of the Obligations and its Notes to any such Eligible Assignee for an amount equal to the sum of the outstanding principal amount of and accrued interest on the Advances owing to such Bank plus all fees and other amounts owing to such Bank under the Credit Documents (including, without limitation, any compensation owing to such Bank pursuant to the foregoing Sections) until the date such Commitments, Notes and amounts are purchased, whereupon such Bank shall have no further Commitments or other obligations to the Borrower under this Agreement or any other Credit Document.


ARTICLE III

CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Initial Borrowings and Issuance of Letters of Credit. The obligation of each Bank to make its initial Advance as part of the initial Borrowing and of the Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

  (a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Banks, and (except for the Notes) in sufficient copies for each Bank:

     (i) this Agreement and all attached Exhibits and Schedules and the Notes payable to the order of each of the Banks, respectively;

     (ii) a Reaffirmation of Guaranty executed by each of the Borrower's Subsidiaries (other than the Non-Profit Entities and the Canadian
Subsidiaries);

     (iii) (A) a Reaffirmation of Pledge Agreement executed by ECI Capital Corporation reaffirming its obligations under the Pledge Agreement and (B) such other documents, opinions or agreements as the Agent may request to evidence the perfection of the Liens created thereby;

     (iv) a certificate from the President or Chief Financial Officer of the Borrower dated as of the Effective Date stating that (A) all representations and warranties of the Borrower set forth in this Agreement and the other Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

     (v) (A) certified copies of the resolutions of the Board of Directors of the Borrower and each Subsidiary (other than the Non-Profit Entities) approving this Agreement, the Notes, and the other Credit Documents, and of the articles or certificate of incorporation and bylaws of the Borrower and each such Subsidiary, and all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Credit Documents, and (B) certificates of good standing, existence and authority for each of the Borrower and the consolidated Subsidiaries;

     (vi) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary dated as of the date of this Agreement certifying the names and true signatures of officers of the Borrower and each Subsidiary authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation and the other Credit Documents;

     (vii) a favorable opinion of Cochran, Rooke & Craft, L.L.P., outside counsel to the Borrower and the Subsidiaries, dated as of the Effective Date and substantially in the form of the attached Exhibit H and as to such other matters as any Bank through the Agent may reasonably request; and

     (viii) a favorable opinion of Messrs. Bracewell & Patterson, L.L.P., counsel to the Agent, dated as of the Effective Date and substantially in the form of the attached Exhibit I.

  (b) No Material Adverse Change. No event or events which, individually or in the aggregate has had or is reasonably likely to cause a Material Adverse Change shall have occurred.

  (c) Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by paragraph (b) of Section 2.03 and all costs and expenses which have been invoiced and are payable pursuant to Section 9.04.

  (d) No Default. No Default shall have occurred and be continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase or extension of such Letter of Credit.

  (e) Representations and Warranties. The representations and warranties contained in Article IV of this Agreement, Section 6 of the Guaranties and in
Section 2 of the Pledge Agreement shall be true and correct in all material respects on and as of the Effective Date before and after giving effect to the initial Borrowing and to the application of the proceeds from such Borrowing or to the issuance, increase or extension of the initial Letters of Credit, as though made on and as of such date.

  (f) No Material Litigation. No legal or regulatory action or proceeding has commenced and is continuing against the Borrower or any Subsidiary since the date of this Agreement which could reasonably be expected to cause a Material Adverse Change.

Section 3.02. Conditions Precedent to Each Borrowing. The obligation of each Bank to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:

  (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit such statements are true):

     (i) the representations and warranties contained in Article IV of this Agreement, Section 6 of the Guaranties and Section 2 of the Pledge Agreement are correct in all material respects on and as of the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date and

     (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase or extension of such Letter of Credit; and

  (b) the Agent shall have received such other approvals or documents deemed necessary by any Bank as a result of circumstances occurring after the date of this Agreement, as any Bank through the Agent may reasonably request.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01. Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Borrower is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01, and Schedule 4.01 lists the jurisdiction of organization and the address of the principal office of each such Subsidiary existing on the date of this Agreement.

Section 4.02. Corporate Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Subsidiaries of the Guaranties and other Credit Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and such Subsidiaries' corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) the Borrower's or any Subsidiary's certificate or articles, as the case may be, of incorporation or by-laws or
(ii) any law or any contractual restriction binding on or affecting the Borrower or any Subsidiary, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, (a) will not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Subsidiary of its Guaranty or Pledge Agreement, as applicable, or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no further authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

Section 4.04. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and Pledge Agreement, as applicable, have been duly executed and delivered by the respective Subsidiaries. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Subsidiary which is a party to it enforceable against the Borrower and each such Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity.

Section 4.05. Financial Statements. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1996, and the related consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, and the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 1997, and the related consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Bank, fairly present, in all material respects, subject, in the case of said balance sheet as at June 30, 1997 and said statements of income, cash flow and retained earnings for the three months then ended, to year-end audit adjustments, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its consolidated Subsidiaries for the periods ended on such dates, and such consolidated balance sheets and consolidated statements of income, cash flow, and retained earnings were prepared in accordance with GAAP. Since December 31, 1996, no Material Adverse Change has occurred.

Section 4.06. True and Complete Disclosure. All factual information (excluding projections, estimates and pro forma financial information) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries in writing to the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is (taken as a whole) true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading as of the date of this Agreement. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.07. Litigation. Set forth on Schedule 4.07 is an accurate description of all of the Borrower's and its Subsidiaries' pending litigation existing on the date of this Agreement that could individually, if any adverse final judgment were rendered, result in liabilities or obligations of the Borrower or such Subsidiaries of $500,000 (without giving effect to any insurance policies in effect with respect to such litigation). There is no pending or, to the Knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.

Section 4.08.Use of Proceeds. The proceeds of Advances and the Letters of Credit will be used by the Borrower for general corporate purposes including, but not limited to, the Borrower's expansion and acquisition program. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation G, T, U or X.

Section 4.09. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.11. Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Subsidiaries or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and where the failure to file would cause a Material Adverse Change, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions.
 Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Borrower and all other members of the Tax Group. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the Tax Group.

Section 4.12. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan (other than Termination Events occurring with respect to an employee benefit plan maintained for employees of a funeral home or cemetery acquired by the Borrower or one of its Subsidiaries after the date of this Agreement that could not reasonably be expected to result in a Material Adverse Change), and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(a) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.13. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries are in the condition required to adequately service the function for which such Properties are used. Since December 31, 1996, neither the business nor the material Properties of the Borrower and each of its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 4.14. Insurance. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.15. No Burdensome Restrictions; No Defaults. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Subsidiaries are not in default under or with respect to any contract, agreement, lease or other instrument to which the Borrower or any Subsidiary is a party and which, if defaulted on, could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Subsidiary has received any notice of default under any material contract, agreement, lease or other instrument to which the Borrower or such Subsidiary is a party and which, if defaulted on, could reasonably be expected to cause a Material Adverse Change. No Default has occurred and is continuing.

Section 4.16.  Environmental Condition.

  (a) Permits, Etc. Except as set forth on Schedule 4.16(a), the Borrower and its Subsidiaries (i) have obtained all Environmental Permits required by Governmental Authorities necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) to the Borrower's Knowledge, have been and are in compliance with all terms and conditions of such Environmental Permits, if any, and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

  (b) Certain Liabilities. Except as set forth on Schedule 4.16(b), to the Borrower's Knowledge, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

  (c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project taken by the Borrower, or its present or former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower's Knowledge, future liability, if any, of the Borrower and its Subsidiaries which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.17. Permits, Licenses, etc. The Borrower and its Subsidiaries possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are necessary and material to the conduct of its business. To the Borrower's Knowledge the Borrower and its Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and standard industry practices.

Section 4.18.  Debt and Equity Rights.

  (a) Debt Instruments. Except as disclosed in Schedule 4.18, as of June 30, 1997 there are no other loan agreements, notes, indentures, note purchase agreements, guaranties, hedge agreements, swap agreements, capital leases, or other investments, agreements, and arrangements presently in effect relating to extensions of credit in respect of which the Borrower or the Subsidiaries is in any manner directly or contingently liable. Set forth on Schedule 4.18 is a list of all indebtedness of the Borrower and its Subsidiaries existing on the date of this Agreement (such list to include, without limitation, information regarding the Person to whom such indebtedness is owed and the amount, maturity date and collateral (if any) of such indebtedness).

  (b) Equity Instruments. Except as disclosed on Schedule 4.18, there are no outstanding (i) rights, warrants, options, contracts, commitments, conversion rights or similar agreements or understandings of any kind to which the Borrower or the Subsidiaries is a party entitling any Person to purchase or otherwise acquire (A) any shares of the capital stock or (B) any securities convertible into or exchangeable for any shares of capital stock of the Subsidiary or the Borrowers (except that the Borrower or any Subsidiary may purchase or otherwise acquire any such shares or securities described in clauses (A) and (B) if such purchase or acquisition would not, after giving effect thereto, cause a Default) and (ii) put, calls, redemption or repurchase rights, or similar rights or agreements exist with respect to any security issued by the Borrower or the Subsidiaries.


ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

Section 5.01. Compliance with Laws, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

Section 5.02. Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

Section 5.03. Preservation of Existence, Etc. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.04.

Section 5.04. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05. Visitation Rights. At any reasonable time and from time-to-time, upon reasonable notice, the Borrower will, and will cause its Subsidiaries to, permit the Agent and any Bank or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors. The Borrower shall pay all reasonable expenses in connection with such visits and inspections; provided that, the Borrower shall not be obligated to pay travel and hotel expenses incurred by representatives of the Agent or any Bank in connection with inspections or visits made before the occurrence of an Event of Default.

Section 5.06. Reporting Requirements. The Borrower will furnish to the Agent and each Bank:

  (a) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower which is continuing on the date of such statement, a written statement of the Chief Financial Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

  (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheets of Borrower and its consolidated Subsidiaries as of the end of such quarter and the consolidated statements of income, cash flows and retained earnings of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer of the Borrower on behalf of the Borrower as having been prepared in accordance with GAAP, together with a compliance certificate executed by the Chief Financial Officer of the Borrower on behalf of the Borrower and in the form of the attached Exhibit J;

  (c) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and consolidated statements of income, cash flows and retained earnings of the Borrower and its consolidated Subsidiaries for such fiscal year, in each case certified by Coopers & Lybrand L.L.P. or other independent certified public accountants of recognized standing reasonably acceptable to the Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit together with an unqualified opinion and a certificate of such accounting firm to the Banks stating that, in the course of the regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a compliance certificate executed by the Chief Financial Officer of the Borrower on behalf of the Borrower and in the form of the attached Exhibit J;

  (d) Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the United States Securities and Exchange Commission or generally distributes to the Borrower's shareholders;

  (e) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto; provided that, no such notice shall be required if such Termination Event has occurred with respect to an employee benefit plan maintained for employees of a funeral home or cemetery acquired by the Borrower or one of its Subsidiaries after the date of this Agreement if such Termination Event could not reasonably be expected to result in a Material Adverse Change;

  (f) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any such Plan;

  (g) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

  (h) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of written notice, summons or citation received from the EPA, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose any material liability therefor, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of any material liability therefor, including without limitation any notice of potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

  (i) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license or Agreement with any Governmental Authority;

  (j) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any contract to which the Borrower or any of its Subsidiaries is a party or by which they or their properties may be bound and which is material to the business of the Borrower and its Subsidiaries, taken as a whole;

  (k) Disputes, etc. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries; and

  (l) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Agent may from time-to-time reasonably request.

Section 5.07. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated property, equipment, buildings and fixtures necessary for the operation of their business in good condition (ordinary wear and tear excepted) and shall make all repairs necessary to maintain such condition; and shall abstain, and cause each of its Subsidiaries to abstain from and not knowingly or willfully permit the commission of waste or other injury, destruction or loss of natural resources, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities the costs of which would exceed the accrual established by Borrower or by any of its Subsidiaries for those purposes.

Section 5.08. New Subsidiaries. Within 90 days after the creation of any new Subsidiary (other than a Canadian Subsidiary) permitted by this Agreement, and within 12 months after the purchase by the Borrower or any of its Subsidiaries of the capital stock of any Person (which purchase results in such Person becoming a Subsidiary of the Borrower) permitted by this Agreement, the Borrower shall cause such Subsidiary to execute and deliver to each Bank a Guaranty in the form of the attached Exhibit B and such evidence of corporate authority to enter into such Guaranty as the Agent may reasonably request; provided that, with respect to any such acquired Subsidiary, no Guaranty shall be required to be executed by such Person if it has been liquidated, merged out of existence or otherwise dissolved before the expiration of the 12-month period referred to above. Within 75 days of the consummation of any Canadian Acquisition, the Borrower shall cause at least 65% of the stock or other ownership interests of each Canadian Subsidiary created or existing in connection with such Canadian Acquisition to be pledged to the Agent for the benefit of the Banks as collateral for the Obligations. Any such pledge required by the preceding sentence will be registered in the books of such Canadian Subsidiary and will be further evidenced by (a) the execution and delivery by the applicable Person of a Pledge Agreement in the form of the attached Exhibit E, and (b) the delivery by such Person to the Agent of the pledge shares or interests and corresponding stock powers executed in blank. Notwithstanding the foregoing, no Non-Profit Entity shall be required to execute a Guaranty as long as it maintains its non-profit status.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit remain outstanding, or any Bank shall have any Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

Section 6.01. Liens, Etc. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist
Liens:

  (a)  securing the Obligations;

  (b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any Subsidiary to the extent not required to be paid pursuant to Sections 5.01 and 5.04;

  (c) imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days and which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

  (d) arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

  (e) existing on Property acquired by the Borrower or any of its Subsidiaries prior to the Borrower's or such Subsidiaries' acquisition of such Property or existing on Property of a newly acquired Subsidiary prior to the Borrower's or any other Subsidiary's acquisition of stock of such newly acquired Subsidiary; provided that the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (e) shall not, when combined with the aggregate principal amount of indebtedness secured by Liens permitted by paragraph (f) of this Section 6.01, exceed 12.12% of the Borrower's Net Worth;

  (f) purchase money liens or purchase money security interests upon or in any Property acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, provided that the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (f) shall not, when combined with the aggregate principal amount of indebtedness secured by Liens permitted by paragraph (e) of this Section 6.01, exceed 12.12% of the Borrower's Net Worth; and

  (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries.

Section 6.02. Debts, Guaranties and Other Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

  (a)  Debt of the Borrower and its Subsidiaries under the Credit Documents;

  (b)  intercompany indebtedness owed between any Subsidiary and the Borrower;

  (c) Debt of the Borrower not otherwise permitted by this Section 6.02 in an aggregate outstanding principal amount not to exceed, without duplication of, and when combined with, Debt permitted by paragraphs (d) and (e) of this
Section 6.02, 20% of  the Borrower's Net Worth;

  (d)  Debt secured by the Liens permitted under paragraphs (e) and (f) of
Section 6.01 in an amount not to exceed, without duplication of, and when combined with, Debt permitted by paragraphs (c) and (e) of this Section 6.02, 20% of the Borrower's Net Worth;

  (e) Debt existing in connection with Property or assets acquired by the Borrower and its Subsidiaries after the Effective Date; provided that, such Debt shall (i) not be increased, and (ii) not, without duplication of, and when combined with, Debt permitted by paragraphs (c) and (d) of this Section 6.02, 20% of the Borrower's Net Worth;

  (f) Debt incurred in connection with the financing of Acquisitions by the Borrower and its Subsidiaries that (i) is subordinated to the Obligations on terms satisfactory to the Agent and (ii) contains provisions satisfactory to the Agent for the conversion of such Debt into common stock or other equity interests in the Borrower; provided that, all such Debt under this clause (f) shall not exceed 20% of the Borrower's Net Worth;

  (g) Debt of any Canadian Subsidiary existing in connection with the financing of a Canadian Acquisition if (i) no stock (or other ownership interests) or assets of the Borrower or any of its Subsidiaries have been pledged as collateral for such Debt; provided that, so long as such Debt is owing to a Person that is not an NRO Company, such Debt may be equally and ratably secured by any Liens granted by the Borrower and its Subsidiaries in favor of the Agent and Banks as security for the Obligations, (ii) such Debt is either (A) owing by a Canadian Subsidiary to any Person (other than an NRO Company); provided that, such Debt shall be repaid within 90 days after the consummation of such Canadian Acquisition or (B) owing by a Canadian Subsidiary to any NRO Company and (iii) such Debt does not constitute more than 75% of the purchase price of such Canadian Acquisition.

  (h) Debt of the Borrower existing in connection with any guaranty, put option or other contingent obligation of the Borrower to repay Debt permitted by clause (g) above; and

  (i) Subordinated Debt in an aggregate principal amount not to exceed $125,000,000 at any time.

Section 6.03. Agreements Restricting Liens and Distributions. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or
(b) limits Restricted Payments to or any advance by any of the Borrower's Subsidiaries to the Borrower.

Section 6.04. Merger or Consolidation; Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to,

  (a) merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Subsidiaries and any of the Borrower's wholly-owned Subsidiaries may merge with another of the Borrower's wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation or

  (b) sell, lease, transfer, or otherwise dispose of any of its Property, except (i) for sales of funeral merchandise, cemetery property, mausoleum spaces and related merchandise, and other inventory and Property of the Borrower and its Subsidiaries in the ordinary course of business, (ii) sales of assets outside the ordinary course of business in an aggregate amount for any fiscal year not to exceed $5,000,000, and (iii) sales, leases, transfers and dispositions between the Borrower and its Subsidiaries or between two Subsidiaries of the Borrower.

Section 6.05. Restricted Payments. The Borrower will not make or pay any Restricted Payment if a Default exists or would result therefrom.

Section 6.06. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except the following:
  (a)  as shown on the attached Schedule 6.06;

  (b) the purchase of Liquid Investments or the making of Acquisitions permitted by Section 6.07;

  (c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

  (d) ordinary course of business contributions, loans or advances to, or investments in, (i) a direct or indirect wholly-owned Subsidiary of the Borrower, or (ii) the Borrower;

  (e) investments in or by any perpetual care trust, merchandise trust, preneed trust, preconstruction trust or other trust arrangements established by the Borrower or any of its Subsidiaries in accordance with applicable laws, regulations and interpretations;

  (f) accounts receivable owing to the Borrower or its Subsidiaries by Non-Profit Entities; and

  (g) investments not covered by clauses (a) through (f) above in an aggregate amount not to exceed at any time an amount equal to 5% of the Borrower's Net Worth as reported in its most recently delivered financial statements.

Section 6.07. Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions unless:

  (a) such Acquisition would not, after giving effect thereto, result in a Default;

  (b) such Acquisition is substantially related to business of the Borrower and its Subsidiaries; and

  (c) in the case of any Canadian Acquisition, the aggregate amount of revenues of the Borrower's existing Canadian Subsidiaries during the four-quarter period most recently ended is less than 15% of the aggregate amount of revenues for the Borrower and its Subsidiaries during such four-quarter period.

Section 6.08. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a wholly-owned Subsidiary of the Borrower); (b) any transfer, sale, lease, assignment or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate; or
(c) any arrangement or other transaction directly or indirectly with or for the benefit of an such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided that the Borrower and its Subsidiaries may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the making of Acquisitions, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not such an Affiliate.

Section 6.09. Compliance with ERISA. The Borrower will not, and will not permit any of its Subsidiaries to, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any of its Subsidiaries to the PBGC or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.

Section 6.10. Maintenance of Ownership of Subsidiaries. Except as permitted by Section 6.04 or disclosed on Schedule 4.18, the Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Borrower's Subsidiaries or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any of the Borrower's Subsidiaries.

Section 6.11. Cash Flow Coverage Ratio. The Borrower will not permit its Cash Flow Coverage Ratio to be less than 2.00 to 1.00 at any time.

Section 6.12. Leverage Ratio. The Borrower will not permit the Borrower's Leverage Ratio to be greater than .60 to 1.00.

Section 6.13. Net Worth. The Borrower will not permit its Net Worth to be less than the sum of (a) $190,000,000 plus (b) 75% of its cumulative positive Net Income since June 30, 1997, and (c) 75% of any paid-in capital received by the Borrower since June 30, 1997.


ARTICLE VII

REMEDIES

Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

  (a) Payment. The Borrower shall fail to pay any principal of any Note or any Reimbursement Obligation when the same becomes due and payable, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within five Business Days after the same becomes due and payable;

  (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

  (c) Covenant Breaches. (i) The Borrower shall (A) fail to perform or observe any covenant contained in Section 5.01, 5.02, 5.05, 5.06, 5.07, 5.08, or Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or any other provision of this
Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to the Borrower by the Agent or any Bank or the Borrower's actual knowledge of such default,
(ii) any Subsidiary shall fail to perform or observe any covenant contained in its Guaranty (after any applicable grace period), or (iii) any Subsidiary executing a Pledge Agreement shall fail to perform or observe any covenant contained in such Pledge Agreement and such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to the pledgor by the Agent or any Bank or the pledgor's actual knowledge of such Default;

  (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower or its Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

  (e) Insolvency. (i) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Subsidiaries shall take any action to authorize any of the actions set forth above in this paragraph (e);

  (f) Judgments. One or more judgments or orders for the payment of money in excess of $2,500,000 in the aggregate (after giving effect to insurance, if any) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

  (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $2,500,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

  (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $2,500,000;

  (i) Material Changes. A Material Adverse Change shall have occurred and be continuing 30 days after the Borrower shall have received written notice of the occurrence of such Material Adverse Change from the Agent or any Bank;

  (j) Guaranties. Any material provision of any Guaranty shall for any reason cease to be valid and binding on the appropriate Subsidiary or the applicable Subsidiary shall so state in writing;

  (k) Change of Control. (i) As a result of one or more transactions after the date of this Agreement, any "person" or "group" of persons shall have "beneficial ownership" of more than 20% of the outstanding common stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), provided that the relationships among the respective shareholders of the Borrower on the date of this Agreement shall not be deemed to constitute all or any combination of them as a "group" or (ii) during any period of 12 consecutive months, beginning with and after the Effective Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period; or

  (l) (i) the Agent and the Banks shall fail to have an Acceptable Security Interest in the Collateral (as defined in each Pledge Agreement), or (ii) any material provision of any Pledge Agreement shall for any reason cease to be valid and binding on the appropriate Subsidiary or such Subsidiary shall so state in writing.

Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

  (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are (unless otherwise provided for herein) hereby expressly waived by the Borrower and

  (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

  (a) the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are (unless otherwise provided for herein) hereby expressly waived by the Borrower and

  (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

Section 7.04.  Cash Collateral Account.

  (a) Pledge. To the extent provided in Sections 7.02(b) and 7.03(b), the Borrower hereby pledges, and grants to the Agent for the benefit of the Banks, a security interest in all funds held in the Cash Collateral Account from time-to-time and all proceeds thereof, as security for the payment of the Obligations, including all Letter of Credit Obligations owing to the Issuing Bank or any other Bank due and to become due from the Borrower to the Issuing Bank or any other Bank under this Agreement in connection with the Letters of Credit. Nothing in this Section 7.04, however, shall either obligate the Agent to require any funds to be deposited in the Cash Collateral Account or limit the right of the Agent, which it may exercise at any time and from time-to-time, to release to the Borrower any funds held in the Cash Collateral Account pursuant to the other provisions of this Section 7.04.

  (b) Application against Letter of Credit Obligations; Release of Funds. The Agent may, at any time or from time-to-time apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to the Issuing Bank, in such order as the Agent may elect, as shall have become or shall become due and payable by the Borrower to the Issuing Bank under this Agreement in connection with the Letters of Credit. So long as no Event of Default referred to in paragraph (a) or (e) of Section 7.01 shall have occurred and be continuing, the Agent will release to the Borrower at the Borrower's written request, funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of (A) the total amount of funds held in the Cash Collateral Account over (B) the Letter of Credit Exposure.

  (c) Duty of Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 7.05. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent and each Bank is hereby authorized at any time and from time-to-time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Bank to or for the credit or the account of the Borrower (other than deposits specifically maintained to support Pre-need Obligations) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by the Agent or such Bank, and the other Credit Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. The Agent and each Bank agrees to promptly notify the Borrower after any such set-off and application made by the Agent or such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Bank may have.


ARTICLE VIII

THE AGENT AND THE ISSUING BANK

Section 8.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks (or all the Banks where unanimity is required), and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

Section 8.02. Agents' Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including the Agent's own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03. The Agent and Its Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

Section 8.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05. Indemnification. THE BANKS SEVERALLY AGREE TO INDEMNIFY THE AGENT AND THE ISSUING BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT AND THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE AGENT'S AND THE ISSUING BANK'S OWN NEGLIGENCE), PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE AGENT'S OR THE ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

Section 8.06. Successor Agent and Issuing Bank. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank with the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank under this Agreement and the other Credit Documents.


ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, including any change in required amortization of the Tranche B Advances under Section 2.05(b), (e) change the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend
Section 2.01(b), Section 2.12, Section 2.13(a) or this Section 9.01, (g) amend the definitions of "Majority Banks", "Maturity Date", "Tranche A Maturity Date" or "Tranche B Maturity Date", or (h) release any collateral or the obligations of any Subsidiary under its Guaranty; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

Section 9.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 415 South First Street, Suite 210, Lufkin, Texas 75902-0100, Attention: Mr. W. Cardon Gerner, Chief Financial Officer (telecopy:
 (409) 634-1004; telephone: (409) 634-1033), with a copy to: Mr. J. Patrick
Doherty, Cochran, Rooke & Craft, L.L.P., 2200 Post Oak Boulevard, Suite 700, Houston, Texas 77056 (telecopy: (713) 621-8562; telephone (713) 621-6600; if to any Bank at its Domestic Lending Office specified opposite its name on Schedule 1 or pursuant to Section 2.10(b); and if to the Agent or the Issuing Bank, at its address at 700 Louisiana, Houston, Texas 77002, Attention: Mr. Richard Nichols (telecopy: (713) 247-6719; telephone: (713) 247-6000); and, if a Notice of Borrowing or a Notice of Conversion or Continuation, to the Agent at the Domestic Lending Office for the Agent specified opposite its name on Schedule 1, or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties.
All such notices and communications shall, when mailed, telecopied, telegraphed, telexed, hand delivered or delivered, be effective three days after deposited in the mails, telecopy transmission is completed, confirmed by telex answer-back or, if hand delivered or delivered by a courier, when received, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent.

Section 9.03. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and expenses of its legal counsel) in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and with respect to advising the Agent as to its rights and responsibilities under this Agreement (excluding facility fees to be paid by the Agent to the Banks pursuant to the various fee letters each dated the date of this Agreement between the Agent and the Banks), and all reasonable out-of-pocket costs and expenses, if any, of Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.

Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

Section 9.06.  Bank Assignments and Participations.

  (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Note held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) the amount of the Commitments, Advances, and Letter of Credit Exposure of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Bank, not less than $10,000,000 shall be an integral multiple of $1,000,000 (unless such assignment represents the entire amount of such Bank's Commitments, Advances and Letter of Credit Exposure), (iii) each such assignment shall be an assignment of equal percentages of the assigning Bank's Tranche A Commitments, Tranche B Commitments, Tranche A Advances and Tranche B Advances, (iv) each such assignment shall be to an Eligible Assignee,
(v) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Note subject to such assignment, and (vi) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $3,000 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but all indemnification provisions contained herein shall continue to inure for the benefit of such departing Bank with respect to matters arising during the period such Bank was a party hereto).

  (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Subsidiaries or the performance or observance by the Borrower or the Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.05 (or its most recently furnished financial statements pursuant to Section 5.06) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

  (c)  The Register.  The Agent shall maintain at its address referred to in
Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time-to-time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time-to-time upon reasonable prior notice.

  (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.
 Within five Business Days after its receipt of such notice, the Borrower, with its own attorney's fees being its own expense, shall execute and deliver to the Agent in exchange for the surrendered Notes a new Tranche A Note and Tranche B Note to the order of such Eligible Assignee in an amount equal to its respective the Commitments assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained any Commitments hereunder, a new Tranche A Note and Tranche B Note to the order of such Bank in an amount equal to the respective Commitments retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibits F-1 and F-2.

  (e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releases of collateral or the obligations of any Subsidiary under its Guaranty, change in amortization of Tranche B Advances, or except as so specifically provided in Section 2.01(c), extending the Tranche A Maturity Date or the Tranche B Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 9.07 as a Bank to the extent of their respective participations.

  (f) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time-to-time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Bank. Such Bank shall, upon the Borrower's request, deliver a signed copy of any such confidentiality agreement to the Borrower.

  (g) Notwithstanding anything to the contrary in Section 9.06(a), any Bank may assign as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal of and interest on the Notes) under any Credit Document to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent. Any Bank making such an assignment agrees to promptly notify the Borrower and the Agent of such assignment, but the failure to so notify shall not affect the validity of such assignment.

Section 9.07. Indemnification. THE BORROWER SHALL INDEMNIFY THE AGENT, THE BANKS, THE ISSUING BANK, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OR ANY AFFILIATE OF THE BORROWER OF THE PROCEEDS OF ANY ADVANCE, (II) ANY BREACH BY THE BORROWER OF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, OR (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENT OR PREVIOUSLY-OWNED OR OPERATED PROPERTIES, OR THE OPERATIONS OR BUSINESS, OF THE BORROWER OR ANY OF ITS SUBSIDIARIES, INCLUDING WITHOUT LIMITATION THOSE MATTERS SET FORTH IN SCHEDULES 4.16(A) AND (B), AND THE BORROWER SHALL REIMBURSE THE AGENT, THE ISSUING BANK, AND EACH BANK, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.09. Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties.
 All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), and 9.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.11. Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

Section 9.12. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank including such applicable laws of the State of Texas and the United States of America from time-to-time in effect. In furtherance thereof, each Bank and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate applicable to such Bank and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate applicable to such Bank, then such excess shall be deemed to be a mistake and such Bank shall credit the same on the principal of its Note (or if such Note shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the Majority Banks resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration to any Bank that constitutes interest may never include more than the Maximum Rate for such Bank and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Bank on its Note (or, if its Note shall have been paid in full, refunded to the Borrower of such interest). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate applicable to a Bank, the Borrower and such Bank shall to the maximum extent permitted under applicable law give effect to Section 2.06(d) and amortize, prorate, allocate and spread in equal parts during the period of the full stated term of its Note all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.

Section 9.13. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

THE BORROWER, THE BANKS, THE ISSUING BANK AND THE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A CREDIT AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE CREDIT AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN CREDIT AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE CREDIT AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXECUTED as of the 2nd day of September, 1997.


                                     BORROWER:

                                     EQUITY CORPORATION INTERNATIONAL


                                     By:   _________________________
                                           W. Cardon Gerner
                                           Senior Vice President and
                                           Chief Financial Officer



                                     AGENT:

                                     NATIONSBANK OF TEXAS, N.A., as Agent


                                     By:   _________________________
                                           Richard Nichols
                                           Vice President

                               BANKS:

TRANCHE A COMMITMENT           NATIONSBANK OF TEXAS, N.A.
$21,666,666.67

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$10,833,333.33                 Title:________________________________


TRANCHE A COMMITMENT           SOCIETE GENERALE,
$20,000,000.00                  SOUTHWEST AGENCY

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$10,000,000.00                 Title:________________________________



TRANCHE A COMMITMENT           WELLS FARGO BANK, (TEXAS)
$16,666,666.67                  NATIONAL ASSOCIATION

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$8,333,333.33                  Title:________________________________


TRANCHE A COMMITMENT           THE SUMITOMO BANK, LTD.
$15,000,000.00

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$7,500,000.00                  Title:________________________________


                               By:___________________________________
                               Name:_________________________________
                               Title:________________________________


TRANCHE A COMMITMENT           CIBC, INC.
$13,333,333.33

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$6,666,666.67                  Title:________________________________



TRANCHE A COMMITMENT           TORONTO-DOMINION (TEXAS), INC.
$13,333,333.33

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$6,666,666.67                  Title:________________________________


TRANCHE A COMMITMENT           BANK OF AMERICA T4EXAS, N.A.
$11,333,333.33

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$5,666,666.67                  Title:________________________________



TRANCHE A COMMITMENT           CORESTATES BANK, N.A.
$11,333,333.33

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$5,666,666.67                  Title:________________________________



TRANCHE A COMMITMENT           COOPERATIVE CENTRALE RAIFFEISEN-
$11,333,333.33                  BOERENLEENBANK, B.A. "RABOBANK
                                 NEDERLAND", NEW YORK BRANCH

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$5,666,666.67                  Title:________________________________



TRANCHE A COMMITMENT           THE BANK OF TOKYO-MITSUBISHI, LTD.,
$8,000,000.00                   HOUSTON AGENCY

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$4,000,000.00                  Title:________________________________


TRANCHE A COMMITMENT           BANQUE PARIBAS
$8,000,000.00

                               By:___________________________________
TRANCHE B COMMITMENT           Name:_________________________________
$4,000,000.00                  Title:________________________________


                               By:___________________________________
                               Name:_________________________________
                               Title:________________________________




$225,000,000                   TOTAL COMMITMENTS
                               -----------------

(..continued)